Exhibit 99.1

VIVUS, Inc. Dana B. Shinbaum Corporate Development & Investor Relations shinbaum@vivus.com	Investor Relations: The Trout Group Brian Korb Senior Vice President bkorb@troutgroup.com 646-378-2923

VIVUS ANNOUNCES ISSUANCE OF
TWO ADDITIONAL U.S. PATENTS FOR QSYMIA

MOUNTAIN VIEW, Calif., November 26, 2014 - VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity, today announced that the United States Patent and Trademark Office has issued U.S. Patent Nos. 8,895,057 (link: 8895057; ‘057), covering methods for effecting weight loss using Qsymia, and 8,895,058 (link: 8895058; ‘058), covering compositions of Qsymia.

The newly issued patents are assigned to VIVUS and will be submitted for listing in the FDA’s Approved Drug Products With Therapeutic Equivalence Evaluations (the Orange Book) and add to the existing patents listed in the Orange Book that provide market exclusivity for Qsymia.

“Our efforts continue toward enhancing the value of the Qsymia patent portfolio,” said Seth H. Z. Fischer, CEO. “The patents issued today reflect this ongoing commitment.”

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to VIVUS’s continued efforts and ongoing commitment toward enhancing the value of the Qsymia patent portfolio. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2013 as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.